EXHIBIT 99.1

                                                                   PRESS RELEASE

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         Marlo Lucila, Geoworks
Contact  +1 (510) 814-5843
         mlucila@geoworks.com
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                     GEOWORKS ADOPTS SHAREHOLDER RIGHTS PLAN

ALAMEDA, Calif. (March 9, 2001) -- Geoworks Corporation (Nasdaq: GWRX), a leading innovator in mobile data communications services and technologies, today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the company. The Rights Plan is intended to increase Geoworks' ability to negotiate with potential acquiring companies to maximize shareholder value and is not intended to interfere with takeover offers or other strategic alternatives that the Geoworks Board of Directors believes are in the shareholders' best interests. Geoworks is not currently aware of any potential acquiring companies.

The Rights Plan provides for a dividend distribution of one preferred share purchase right for each outstanding share of common stock to holders of record at the close of business on March 9, 2001. Each Right will entitle shareholders to buy 1/1000th of a share of Geoworks' Series A Junior Participating Preferred Stock at an exercise price of $20.00. Initially, the Rights will not be exercisable and will trade with Geoworks' common stock. The Rights will become exercisable if an acquiring party accumulates 15% or more of the company's common stock, or if a party announces a bona fide offer to acquire 15% or more of Geoworks common stock. Essentially, through exercise of the Rights, shareholders other than the acquiring party are afforded an opportunity to purchase stock in the company or the acquiring party at a substantial discount to market.

Geoworks will mail to each shareholder a summary of the terms and conditions of the Rights within approximately two weeks. Further details of the terms and conditions of the Rights will be available soon in the company's next Form 8K filing with the Securities and Exchange Commission.

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About Geoworks
Geoworks Corporation (NASDAQ: GWRX) is a leading innovator in wireless data communications services and technologies for the business-to-business and business-to-consumer markets. Geoworks' Mobile ASP(TM) solution utilizes a flexible combination of its proprietary Mobile Server+(TM) technology and its mobile media expertise to enable businesses to reach their mobile customers with relevant and timely information. Geoworks AirBoss(TM) client/server mobile data solutions provide carrier-grade customizable systems ranging from field service applications to telematics solutions. Based in Alameda, Calif., the company has offices in New Jersey, Japan and the United Kingdom, and can be found on the World Wide Web at http://www.geoworks.com. Geoworks, AirBoss, Mobile ASP and Mobile Server+ are trademarks of Geoworks Corporation. Other marks are the property of their respective owners.